Exhibit 1

CLIFFORD CHANCE LLP

EXECUTION COPY

STRICTLY CONFIDENTIAL

SEMBCORP UTILITIES PTE LTD.,

AS PURCHASER,

BIWATER INVESTMENTS LTD.,

AS STOCKHOLDER,

AND

BIWATER HOLDINGS LTD.,

AS PARENT

TENDER OFFER AND STOCKHOLDER SUPPORT

AGREEMENT

-i-

TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT

This Tender Offer and Stockholder Support Agreement, dated as of April 26, 2010 (this “Agreement”), is by and among Sembcorp Utilities Pte Ltd., a limited liability company incorporated under the laws of Singapore (“Purchaser”), Biwater Investments Ltd., a limited company existing under the laws of England & Wales (the “Stockholder”) and majority stockholder of Cascal N.V., a public company with limited liability organized under the laws of The Netherlands (the “Company”), and Biwater Holdings Limited, a limited company existing under the laws of England & Wales and the ultimate parent company of the Stockholder (“Parent”).

WHEREAS, Purchaser intends to commence a public tender offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) to the holders of shares of common stock of the Company (the “Shares”), to tender all of the Shares of the Company on the terms hereinafter set forth and subject to the conditions set forth on Appendix A (the “Offer”);

WHEREAS, the Stockholder beneficially owns 17,868,543 Shares (such Shares, together with any other Shares (whether held beneficially or of record) acquired by the Stockholder after the date hereof and prior to the termination of all of the Stockholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the Stockholder’s “Owned Shares”);

WHEREAS, simultaneously with the execution of this Agreement and as an inducement to Purchaser to enter into this Agreement, Parent and Purchaser are entering into a deed (the “Tax Deed”) pursuant to which Parent agrees to repay amounts or procure the repayment of amounts, paid by, Bournemouth & West Hampshire Water PLC (“BWHW”), BWS Finance Limited (“BWS”) and, Cascal Investments Limited (“CIL”), who together with BWHW and BWS are subsidiaries of the Company, for the surrender of group relief, in the event that such group relief is unavailable;

WHEREAS, Parent, Purchaser and the trustees of the Biwater Retirement and Security Scheme (the “Trustees”) have agreed to the terms of a pensions agreement (the “Pensions Agreement”) (in the form attached hereto as Appendix B) concerning the separation of the Water Company Section from the Biwater Retirement and Security Scheme and have entered into or will shortly after the date of this Agreement enter into the Pensions Agreement, and the Company will enter into the Pensions Agreement;

WHEREAS, Parent (and certain of its directors and subsidiaries), the Company (and certain of its directors and subsidiaries) and Purchaser will submit an application to the Pensions Regulator for clearance of the transactions;

WHEREAS, simultaneously with the execution of this Agreement and as an inducement to Purchaser to enter into this Agreement, Purchaser, Stockholder, HSBC Bank plc (“HSBC”), the Trustees and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), as escrow agent (the “Escrow Agent”) are entering into an escrow agreement (the “Escrow Agreement”); and

WHEREAS, as a condition to the willingness of Purchaser to make the Offer and as an inducement and in consideration therefore, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. The Offer.

(a) Subject to the conditions of this Agreement, as promptly as practicable but in no event later than 20 calendar days after the date hereof, Purchaser shall, either directly or through a subsidiary, commence an offer to acquire all of the issued and outstanding Shares in exchange for payment by Purchaser of cash consideration of $6.75 per Share (the “Offer Price”), such Offer to be made pursuant to and in compliance with Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”). For purposes hereof a “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by law to be closed. The expiration date of the Offer shall mean no later than 11:00 a.m. (New York City time) on the date on which the Offer expires (including after giving effect to any extensions) (the “Expiration Date”) and shall initially be no later than 11:00 a.m. (New York City time) on the date that is 21 Business Days following the commencement of the Offer (determined pursuant to Rules 14d-1 and 14d-2 under the Exchange Act). Except as otherwise provided herein, Purchaser shall not modify the terms and conditions of the Offer without the prior written consent of the Stockholder. Notwithstanding the foregoing, if the 80% Condition (as defined below) is not satisfied as of the initial Expiration Date of the Offer, then Purchaser shall (A) decrease the Offer Price to $6.40, (B) revise the 80% Condition to the Minimum Condition (as defined below) (including for purposes of Appendix A to this Agreement) and (C) extend the Offer for an additional 10 Business Days. For purposes hereof, “80% Condition” means that at least 80% of the then outstanding Shares on a fully diluted basis (after taking into account all of the outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder) shall have been validly tendered and not withdrawn prior to the Expiration Date of the Offer. For purposes hereof, “Minimum Condition” means that at least the number of Owned Shares shall have been validly tendered and not withdrawn prior to the Expiration Date of the Offer. Any dividends or distributions accruing to any tendering stockholder (including the Stockholder) from the date of this Agreement through the date the Offer is accepted and the Shares are transferred to Purchaser shall be for Purchaser’s account. The Offer shall be made in accordance with applicable corporate and securities laws (including the Exchange Act) and the rules of the New York Stock Exchange. On the terms and subject to the conditions of the Offer and this Agreement and the Escrow Agreement, Purchaser shall accept for payment Shares tendered as soon as it is legally permitted to do so under applicable law and make prompt payment in respect thereof.

(b) On the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain, among other things, an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). The Stockholder and its counsel shall be given a reasonable opportunity to review the Offer Documents before they are filed with the SEC; provided, however, that the Purchaser shall have the ultimate decision making authority with regard to the Offer Documents. Purchaser shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable law. Purchaser shall provide the Stockholder and its counsel in writing with any comments Purchaser or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

(c) If at any time prior to the Termination Date, the conditions set forth in Sections (k), (l) or (m) of Annex A have not been satisfied, the Purchaser shall extend the Offer for additional period(s) of time (each such extension, an “Extension Period”). The length of each such Extension Period shall be determined by the Purchaser in its sole discretion, subject to applicable law.

Section 2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Purchaser, as follows:

(a) The Stockholder (i) is the beneficial owner of, and has good and marketable title to, the Owned Shares, and owns the Owned Shares free and clear of any and all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever (collectively, “Encumbrances”) except for Encumbrances arising (A) under securities laws, (B) under this Agreement or (C) under the deed of release and pledge of shares entered into between the Stockholder, the Company and HSBC on April 24, 2008, (as amended by a notarial deed of correction between the Stockholder, the Company and HSBC on June 4, 2009, and as further amended from time to time) (the “HSBC Pledge”), a debenture entered into between the Stockholder and the Company dated January 29, 2008, (as amended by a supplemental deed dated February 19, 2010, between the Stockholder and the Company and as further amended from time to time) (the “HSBC Debenture”) and a deed of pledge entered into between the Stockholder and the Trustees (the “Pension Pledge” and, together with the HSBC Pledge and the HSBC Debenture, the “Pledges”); (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such capital stock) other than the Owned Shares; and (iii) except as provided under the Pledges, has the right to vote and dispose of and holds power to issue instructions with respect to the matters set forth in Sections 4, 5 and 6 of this Agreement, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares, with no material limitations, qualifications or restrictions on such rights, subject to applicable law and the terms of this Agreement.

(b) Upon the transfer to Purchaser of the Owned Shares, Purchaser will receive and assume from the Stockholder, all of its right, title and interest in and to the Owned Shares and will be the lawful owner, of record and beneficially, of the Owned Shares, free and clear of any Encumbrances whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto (other than restrictions under securities laws).

(c) The Stockholder is an entity duly organized, validly existing and in good standing under the laws of England & Wales.

(d) The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder (or its board of directors or similar governing body, as applicable), and no other action or proceeding on the part of the Stockholder is necessary to authorize the execution and delivery by the Stockholder of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(e) None of the execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of the Stockholder’s obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A), to the extent applicable, any provisions of the organizational documents of the Stockholder or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Shares are bound, or (ii) violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or any of the Owned Shares.

(f) To the Knowledge of the Stockholder, the Company has filed with the SEC all reports on Form 20-F and 6-K required to be filed by it since January 1, 2008 (collectively, the “Company SEC Documents”). To the Knowledge of the Stockholder, none of the Company SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes hereof, “Knowledge of the Stockholder” means the actual knowledge of the senior executive officers of the Stockholder.

(g) As of the date hereof, the number of issued and outstanding Shares of the Company is 30,581,343.

Section 3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Stockholder as follows:

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Singapore. Purchaser has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Purchaser (or its board of directors or similar governing body, as applicable), and no other action or proceeding on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) None of the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder or the consummation by Purchaser of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) any provisions of the organizational documents of Purchaser or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser or its assets are bound or (ii) violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Purchaser.

(d) Purchaser has available to it the funds necessary to consummate the Offer on the terms contemplated by this Agreement. The obligations of Purchaser under this Agreement are not contingent on the availability of financing.

Section 4. Tender of Shares; No Withdrawal; Conditional Obligation.

(a) Unless this Agreement shall have been terminated in accordance with its terms, the Stockholder hereby agrees that it shall (i) promptly (and in any event not later than 5 Business Days after commencement of the Offer), validly tender or cause to be validly tendered in the Offer, the Owned Shares, pursuant to and in accordance with the terms of the Offer, Rule 14d-2 under the Exchange Act, and the Escrow Agreement, free and clear of all Encumbrances, other than those Encumbrances created by the Pledges (the “Tender”) and (ii) not withdraw the Owned Shares, or cause the Owned Shares to be withdrawn, from the Offer at any time. If the Stockholder acquires beneficial ownership of Shares after the date hereof, the Stockholder shall promptly notify Purchaser of the number of any additional Shares acquired by the Stockholder and the Stockholder shall tender such Shares on or before the second Business Day after such acquisition but in any event prior to the Expiration Date of the Offer, and not withdraw such Shares, or cause such Shares to be withdrawn, from the Offer at any time.

(b) Unless this Agreement shall have been terminated in accordance with its terms, the Stockholder agrees not to withdraw or cause to be withdrawn any Owned Shares from the Offer unless and until the Offer expires without Purchaser having accepted Shares validly tendered in the Offer.

(c) The Stockholder acknowledges and agrees that Purchaser’s obligation to accept the Shares tendered in the Offer, including the Owned Shares, is on the terms and subject to the conditions of the Offer and the Escrow Agreement.

(d) The Stockholder acknowledges and agrees that the payment of cash for Shares tendered pursuant to the Offer shall be net of any “backup withholding” of U.S. federal tax. To the extent the Stockholder is legally able to establish an exemption from backup withholding, the Stockholder will provide Internal Revenue Service Forms W-8 to the Purchaser and any exchange agent or similar person establishing such exemption, prior to the payment of cash for the Shares tendered by the Stockholder.

Section 5. Restrictions on Transfer of Shares; Other Actions. Prior to the termination of this Agreement in accordance with its terms, except as otherwise provided herein (including pursuant to Section 4 hereof), the Stockholder shall not, except as required under the Pledges: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, any Owned Shares or any right or interest therein (any of the foregoing being hereinafter referred to as a “Transfer”); (b) enter into any contract, option or other agreement, arrangement or understanding or grant any consent with respect to any Transfer of Owned Shares; (c) grant any proxy or power-of-attorney with respect to any of the Owned Shares; (d) deposit any of the Owned Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any Owned Shares; or (e) take any other action that would restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby.

Section 6. Covenant to Vote and Support.

(a) Prior to the termination of this Agreement, the Stockholder hereby agrees to vote all its Owned Shares, or to provide a written consent in respect of such Owned Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company against any action or agreement that would impede or interfere with, or prevent, the Offer, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company or any of its subsidiaries and a third party.

(b) The Stockholder shall use its reasonable best efforts to take any and all actions necessary to facilitate Purchaser’s obtaining control of the Company’s board of directors (the “Board”) upon the consummation of the Offer including, but not limited to, using the Stockholder’s commercially reasonable efforts to cause a shareholders’ meeting to be called for the purpose of replacing the members of the Board, contingent on the consummation of the Offer, it being understood and agreed that the Stockholder shall not be required to remove members of the Board.

Section 7. Operating Covenant. The Stockholder covenants and agrees that it will use its best efforts to cause the Company to operate its business in the ordinary course from the date hereof through the earlier of termination of this Agreement in accordance with its terms or completion of the Offer.

Section 8. Non-Solicitation. The Stockholder agrees that it shall not, and shall not authorize or permit its representatives to directly or indirectly (i) solicit, initiate, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of, any offer, proposal or indication of interest that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any of its subsidiaries or afford access to the properties, assets, books or records or employees of the Company or any of its subsidiaries to any third party relating to, or that would reasonably be expected to lead to, a Takeover Proposal, (iii) accept, approve, endorse or recommend a Takeover Proposal or (iv) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating a Takeover Proposal. For the purposes of this Agreement, “Takeover Proposal” shall mean any proposal or offer (i) for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or (ii) to acquire in any manner, directly or indirectly, any equity interest in the Company, or assets or securities of or in the Company or its subsidiaries (other than the Offer).

Section 9. Waiver of Appraisal and Dissenter’s Rights and Actions. The Stockholder waives and agrees not to exercise any rights of appraisal, rights to dissent or similar rights that the Stockholder may have with respect to the Owned Shares pursuant to applicable law. The Stockholder further agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, the Company or any of their respective successors relating to the consummation of the Offer, including any claim alleging breach of fiduciary duty by the directors of the Company in connection with the Offer or the transactions contemplated thereby.

Section 10. Further Assurances. The Stockholder shall, upon request of Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be requested by Purchaser in order to accomplish the purposes of this Agreement. Each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Offer, in the most expeditious manner reasonably practicable, including: (i) the obtaining of all necessary consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including using reasonable best efforts to cause any pre-merger notifications required under applicable law to be filed in connection with the proposed transaction, to be filed with the applicable Governmental Authority within the applicable timeframe) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to fully carry out the purposes of this Agreement and (v) the obtaining of clearance of the transaction from the Pensions Regulator on terms that are reasonably acceptable to Purchaser and Parent. For purposes hereof, “Governmental Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission.

Section 11. Termination. This Agreement and all rights and obligations of the parties hereunder may be terminated:

(a) by mutual written consent of the Purchaser and the Stockholder;

(b) by either the Purchaser or the Stockholder:

(i) if any Governmental Authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree, ruling or other action shall have become final and nonappealable;

(ii) if immediately prior to the Expiration Date of the Offer, the clearance of the transactions from the Pensions Regulator shall not have been given on terms that are reasonably acceptable to Purchaser and Parent;

(iii) if as the result of the failure of any of the conditions set forth in Appendix A to this Agreement, Purchaser shall have failed to commence the Offer within 30 days following the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this subsection (iii) shall not be available to any party whose failure to comply with its obligations under or breach of this Agreement results in the failure of any such condition; or

(iv) if the Purchaser shall not have purchased any Shares tendered pursuant to the Offer by July 31, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this subsection (iv) shall not be available to any party whose failure to comply with its obligations under or breach of this Agreement results in the failure of any of the conditions set forth in Appendix A to this Agreement.

Notwithstanding anything to the contrary herein, before Purchaser terminates the Offer as a result of the failure of any of the conditions set forth in Section (g)(ii)-(iii) of Appendix A, Purchaser and Stockholder shall negotiate in good faith a reduction of the Offer Price to take into account any dilution in the Company’s capital stock resulting from the failure of such condition, provided, however, that in no event will any renegotiations of the Offer Price result in the Purchaser owning less than 53% of the issued and outstanding Shares of the Company.

Termination of this Agreement shall not relieve any party from liability for any breach hereof prior to such termination. Section 12 and Section 18 shall survive any termination of this Agreement.

Section 12. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 13. Stockholder Information; Public Disclosure. The Stockholder hereby agrees to permit Purchaser to publish and disclose in the Schedule TO or other publicly-filed documents relating to the Offer, including any disclosure or filings required under the applicable rules and regulations of the Singapore Stock Exchange, Stockholder’s identity and ownership of the Owned Shares and the nature of

Stockholder’s obligations under this Agreement without notice to or consent from the Shareholder and Purchaser may file conformed copies of this document on EDGAR, if required by applicable securities laws. Otherwise, each party shall consult with the other before making any public disclosure or announcement of or pertaining to this Agreement and any such disclosure or announcement shall be mutually satisfactory to both parties; provided that this paragraph shall not apply to any disclosure or announcement pertaining to this Agreement that a party is advised by legal counsel is required to be made by applicable laws, stock exchange rules or policies of regulatory authorities having jurisdiction.

Section 14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to the Owned Shares pending consummation of the Offer. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Owned Shares shall remain vested in and belong to the Stockholder until consummation of the Offer.

Section 15. Non-Competition; Employee Non-Solicitation.

(a) For a period of twelve months after the consummation of the Offer, the Parent shall not and shall use reasonable best efforts to cause all of its subsidiaries (other than the Company or the Company’s subsidiaries) (collectively “Biwater”) not to be involved in the acquisition or operation of water utilities or businesses that supply multiple domestic or industrial customers (the “Restricted Activity”).

(b) The restriction in Section 15(a) shall not:

(i) prevent the Parent or any of its subsidiaries from holding shares or debentures in a listed company which confer not more than 5% of the votes which could normally be cast at a general meeting of that company;

(ii) apply (or as the case may be shall cease to apply) to the extent that the Parent or any of its subsidiaries acquires any company or business and, as a result of that acquisition, acquires a company or business which falls within the terms of Section 15(a) (the “Relevant Interest”), provided that the Relevant Interest contributes less than 10% of the revenues of the company or business acquired; or

(iii) prevent the Parent or any of its subsidiaries carrying on its existing operations, design, engineering, constructing and consulting business carried on by Biwater as of the date of this Agreement.

(c) For a period of eighteen months after the consummation of the Offer, the Stockholder will not, and will cause its affiliates not to, (i) directly or indirectly solicit or encourage to leave employ or contract any person who is (or was during the previous 6 months) an employee of the Company or its subsidiaries; provided, however, that the Stockholder (A) may enter into discussions with, and/or hire, any employee of the Company or its subsidiaries whose employment was terminated by the Company after the consummation of the Offer and (B) may continue to employ, enter into discussions with, and/or hire any current employee of the Stockholder or any member of the Stockholder group (as of the date of this Agreement).

(d) The restrictions in Section 15(c) shall not prevent the Stockholder or any of its affiliates from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement or who initiates any contact with any such entity.

(e) The parties recognize that the laws and public policies of the various states of the United States and other jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 15. It is the intention of the parties that the provisions of this Section 15 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 15 shall not render unenforceable, or impair, the remainder of the provisions of this Section 15. Accordingly, if any provision of this Section 15 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

Section 16. Pensions Agreement. The Stockholder shall not amend, modify, waive or terminate the Pensions Agreement without the prior written consent of the Purchaser.

Section 17. Indemnification.

(a) Indemnification by the Stockholder. Subject to subsection 17(b) below, the Stockholder shall indemnify and hold harmless Purchaser:

(i) from and to the extent of 58.4% of any profits lost or any write-down or impairment in the value of investments by the Company as a result of the purported termination by the concessionaire of Health Services (Econssa, Chile SA) of the contract with Bayesa S.A. (the “Bayesa Contract”) pursuant to the notice delivered to the Company during April, 2010, but prior to the date of this Agreement, or the cancellation or revocation of Bayesa’s licenses to own or operate its assets; and

(ii) from and against any and all claims (including the reasonable, documented, out of pocket costs payable to third parties and incurred in defending such claims) that may be asserted against, or paid, suffered or incurred by Purchaser that, directly or indirectly, arise out of, or result from, the events in March and April, 2010 leading up to such purported termination of the Bayesa Contract pursuant to the notice delivered to the Company during April, 2010, but prior to the date of this Agreement,, including the health alert affecting the Antofagasta region of Chile (collectively, the “Losses”).

(b) Limitations.

(i) A claim under subsection 17(a) (an “Indemnity Claim”) shall not apply to the extent that the Loss would not have arisen but for:

(A) any negligent act or omission of the Company (or any of its subsidiaries) on or after their earlier of (i) 40 days after completion of the Offer or (ii) the date on which Purchaser obtains control of the Company’s board of directors; or

(B) any negligent act or omission of the Purchaser.

(ii) The maximum liability of the Stockholder in respect of all Losses that may be subject to indemnification under this Section 17 shall not exceed $3,000,000.

(iii) The liability of the Stockholder under this Section 17 shall terminate on the earlier of:

(A) six months after the date on which any final compromise, agreement, expert determination or decision of a court or tribunal of competent jurisdiction is made in respect of any dispute regarding the purported termination of the Bayesa Contract outlined in subsection 17(a) above (the “Dispute”); and

(B) the third anniversary of the date on which the Offer closes;

provided, however, that the Stockholder’s indemnification obligation for any claim that would otherwise terminate in accordance with subsections 17(b)(iii)(A) or 17(b)(iii)(B) above will continue to survive if legal or arbitral proceedings shall have been commenced by the Purchaser under this Section 17 on or prior to such the date on which it otherwise would terminate, until the claim in such proceedings for indemnification has been satisfied or otherwise resolved as provided in this Section 17.

(c) Third Party Claims. Purchaser shall give the Stockholder prompt notice of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under this Section 17 and will provide the Stockholder such information with respect thereto that the Stockholder may reasonably request. The failure to so notify the Stockholder shall not relieve the Stockholder of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Stockholder.

(i) The Stockholder shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section 17(c) shall be entitled to control and appoint lead counsel for such defense, in each case at its expense; provided, however, that the Stockholder shall only be entitled to control and appoint lead counsel in the event that the Claim is for an amount less than $3,000,000 less any amounts previously paid by the Stockholder to Purchaser on account of any other Claims. If the Stockholder shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 17(c)(i), (i) the Stockholder shall obtain the prior written consent of Purchaser (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release Purchaser from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against Purchaser and (ii) Purchaser shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by Purchaser.

(ii) If the Purchaser shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 17(c)(ii), (i) Purchaser shall obtain the prior written consent of the Stockholder (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim and (ii) the Stockholder shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Stockholder.

(iii) Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) Mitigation; Calculation of Losses. Nothing in this Section 17 shall be deemed to relieve Purchaser from any common law duty to mitigate any Loss, and any indemnification hereunder shall be net of all insurance and other third party recoveries and be calculated on an after tax basis.

Section 18. Miscellaneous.

(a) Notices. All notices and other communications under this Agreement must be in writing and delivered to the applicable party or parties in person or by delivery to the address or facsimile number specified below (or to such other address or facsimile number as the recipient previously shall have specified by notice to the other parties hereunder):

If to the Stockholder or Parent, to:

Biwater Holdings Limited

Biwater House

Station Approach

Dorking

Surrey

RH4 1TZ

United Kingdom

Attention:

Facsimile: (44) 1306 885 233

with copies (which shall not constitute notice) to:

Allen & Overy LLP

One Bishops Square

London, E1 6AD

Attention: Richard Evans

Facsimile: (44) 20 3088 0088

and

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Michael Gilligan

Facsimile: 212 610 6399

and

If to Purchaser, to:

Sembcorp Utilities Pte Ltd.

30 Hill Street

#05-04

Singapore 179360

Attention: General Counsel

Facsimile: (65) 6822 3254

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attention: Brian Hoffmann

Facsimile: (212) 878-8375

All notices and other communications sent to the applicable address or facsimile number specified above shall be deemed to have been delivered at the earlier of (i) the time of actual receipt by the addressee; (ii) if the notice is sent by facsimile transmission, the time indicated on the transmitting party’s receipt of confirmation of transmission; or (iii) if the notice is sent by a nationally recognized, reputable overnight courier service, the time shown on the confirmation of delivery provided by that service.

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Entire Agreement. This Agreement and the exhibits, annexes and schedules hereto, constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

(d) No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, provided, however, that the parties hereto agree that upon consummation of the Offer, the Company shall be an intended third party beneficiary of Section 15 hereof, and, as such, the Company may enforce such provisions to the same extent as if it were a party to this Agreement.

(e) Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement, by operation of law or otherwise, without the prior written consent of the other parties to this Agreement, except that Purchaser may assign its rights hereunder to any direct or indirect wholly owned subsidiary. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

(f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR ANY OF THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(g) CONSENT TO JURISDICTION; ARBITRATION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(i) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE

OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK, IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES AND AGREES NOT TO ASSERT ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN OR JURISDICTION THEREOF); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 18(g) AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE PROVIDED, FURTHER, THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, PURCHASER, IN ITS SOLE AND ABSOLUTE DISCRETION, SHALL ALSO BE ENTITLED TO COMMENCE BINDING ARBITRATION CONDUCTED IN ACCORDANCE WITH THE THEN EFFECTIVE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION BY A SOLE ARBITRATOR, SELECTED IN ACCORDANCE WITH THE RULES OF THE THEN EFFECTIVE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. NO JUDICIAL PROCEEDING BY PURCHASER RELATING TO THE SUBJECT MATTER OF THE ARBITRATION SHALL BE DEEMED A WAIVER OF PURCHASER’S RIGHT TO ARBITRATE.

(ii) Any arbitration pursuant to this Section 18 shall be held in New York City, New York unless the parties hereto otherwise agree. The arbitrator shall allow reasonable discovery given the urgency of the subject matter of the arbitration, in the forms permitted by the Federal Rules of Civil Procedure, and to the extent consistent with the purpose of the arbitration. The arbitrator shall have no power or authority to amend or disregard any provision of this Section 18 or any other provision of this Agreement. The arbitrator shall endeavor to render judgment in the dispute within three days after conclusion of the hearing, which shall be in writing describing the findings of fact and conclusions of law relevant to such judgment and containing an opinion setting forth the reasons for giving or denying any award. The arbitral award shall be final and binding on the parties hereto, and judgment thereon may be entered in a court of competent jurisdiction absent fraud or undue influence.

(iii) Any and all court process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 18(a). Such service of process shall have the same effect as if the party hereto being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereto hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

(iv) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18(g).

(h) Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity to which such parties may be entitled. Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any party of a particular remedy shall not preclude the exercise of any other remedy.

(i) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and the parties hereto shall cooperate in good faith to formulate and implement such provision.

(j) Counterparts. This Agreement may be executed manually or by facsimile, in any number of counterparts, all of which will constitute one and the same instrument, and will become effective when a counterpart shall have been executed and delivered by each party hereto to the other parties hereto.

(k) Amendments and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party hereto unless it shall be in writing and signed by such party.

(l) Time. Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF, Purchaser, the Stockholder and the Parent have caused this Agreement to be duly executed and delivered as of the date first written above.

SEMBCORP UTILITIES PTE LTD.

By:	/s/ Richard Quek Hong Liat
Name: Richard Quek Hong Liat
Title: SVP, Group Corporate Finance and M&A, Sembcorp Industries Ltd.

BIWATER INVESTMENTS LTD.

By:	/s/ M.R.A. Duffy
Name: M.R.A. Duffy
Title: Director and Secretary

BIWATER HOLDINGS LTD.

By:	/s/ M.R.A. Duffy
Name: M.R.A. Duffy
Title: Director and Secretary

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